UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 15, 2006

Big Flash Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6425 Abrams, Ville St-Laurent, Quebec		H4S 1X9
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(514) 331-7440

19 East 200 South, Suite 1080, Salt Lake City, Utah, 84111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant's Certifying Accountant

On June 15, 2006 our Board of Directors determined that we would change our certifying accountant and auditor to Intelgenx Corp.’s auditor, RSM Richter LLP, of Montreal, Quebec (“RSM Richter”), based on our acquisition of Intelgenx Corp. (“Intelgenx”) on April 28, 2006.   On June 15, 2006, we orally notified and dismissed our prior auditor, Chisolm, Bierwolf & Nilson, LLC of Bountiful, Utah (“Chisolm”).  Intelgenx  previously engaged RSM on December 1, 2005 to audit its financial statements for the fiscal years ended December 31, 2004 and December 31, 2005.  On June 15, 2006, the Board of Directors approved the engagement of  RSM Richter to serve as auditors for our financial statements for the year ended December 31, 2006.

The reports from Chisolm on our financial statements for each of our fiscal years ended December 31, 2004 and 2005 did not contain any adverse opinion or disclaimer of opinions, and were not modified as to uncertainty, audit scope or accounting principles, other than an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern.

During our fiscal years ended December 31, 2004 and December 31, 2005, and the subsequent interim period prior to the dismissal of Chisolm, there were no disagreements between us and Chisolm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Chisolm, would have caused Chisolm to make reference to the subject matter of the disagreement in connection with its report.

None of the reportable events listed in Item 304(a)(1)(iv)(B) of Regulation S-B occurred with respect to our fiscal years ended December 31, 2004 and 2005 or the subsequent interim period preceding the dismissal of Chisolm.

During our fiscal years ended December 31, 2004 and December 31, 2005, and the subsequent interim period prior to the dismissal of Chisolm, we did not consult with RSM Richter concerning the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by RSM Richter that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue.

We have provided Chisolm with a copy of the foregoing disclosures, and we have requested that Chisolm furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements, and if not, stating the respects in which it does not agree. We have requested that Chisolm provide the letter so that it may be filed with the Commission no later than 10 business days after the filing of this report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective June 15, 2006, our Board of Directors appointed Bernard Boudreau age 61, David Coffin-Beach age 58 and Reiza Rayman age 43, to the Company’s board of directors.

There are no agreements or understandings between any of the new directors and any other person pursuant to which any of them was elected as a director.  At this time, none of the new board members have been named to a committee of the Board of Directors, and the specific committees of the Board to which they will be appointed have not been determined.  During the last two years, there has not been any transaction, nor is there any currently proposed transaction, to which we were or will be a party in which any of the new directors had or is to have a direct or indirect material interest.

Below is a description of the business experience of each of our new directors including their principal occupations during the last five years.

J. Bernard Boudreau -- Since 2004, Mr. Boudreau has been serving as a Senior Vice President of  PharmEng Inc., a a full-service consulting and contract manufacturing company that serves the pharmaceutical, biotechnology and medical device industries in North America and internationally. Prior thereto, he was appointed as Queen’s Counsel in 1985. Mr. Boudreau was elected to the provincial legislature of Nova Scotia, in which he has served from 1988 to 1997.  He has served as Chair of the Public Accounts Committee and opposition critic for Finance and Economic Development. In 1993 he was re-elected as a member of government and held responsibilities as Minister of Finance, Minister of Health, Chair of the Cabinet Priorities and Planning Committee.

David Coffin-Beach, Ph.D.  David Coffin-Beach, Ph.D.  Since January 1, 2005, Dr. Coffin-Beach has been serving as President of  ATP Solutions,  a privately held consulting firm which specializes in delivering strategic, technical, marketing and management services to pharmaceutical manufacturers and investors. Dr. Coffin-Beach is the former President and Board Member of TorPharm (1994 - 2004), the U.S. division of Apotex Inc., the largest Canadian-owned manufacturer of prescription drugs.  From 1993 to 2004, Dr. Coffin-Beach served as the President and CEO of TorPharm.  Prior to that, Dr. Coffin-Beach held various positions at Schering-Plough Corporation ending with the position of Associate Director. Prior to that, Dr. Coffin-Beach took a position as Director of Research at Superpharm Corporation, a Division of Goldline Laboratories, where he was in charge of research and development of generic products.  Prior to that, Dr. Coffin-Beach joined DuPont Pharmaceuticals as a senior scientist.  Dr. Coffin-Beach received his BS in Pharmacy from Union University and practiced both community and clinical pharmacy before returning for graduate study at the University of Maryland at Baltimore to finish graduate school with a PhD in Pharmaceutics.

Dr. Reiza Rayman.  Currently, Dr. Rayman is pursuing a PhD in the area of tele-surgery. From 2000 until 2005, Dr. Rayman has been serving as  Principal Investigator, Robotic Telesurgery and Hybrid Cardiac Surgery, CSTAR, and Assistant Professor, Department of Surgery, at the University of Western Ontario.  He holds an MSc (biophysics) from the University of Western Ontario and an MD from the University of Toronto.  Dr. Rayman is currently completing his PhD in Medical Biophysics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under his signature.

Big Flash Corp.
(Registrant)
Date	06/21/2006
/s/ Horst Zerbe
		Name:	Horst Zerbe
		Title:	President, Chief Executive Officer and Chairman